EX-23.a


DELOITTE & TOUCHE LLP





INDEPENDENT AUDITORS' REPORT


Interstate Power Company:

We have audited the financial statements of Interstate Power Company as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated January 26, 1996; such financial statements and report are included in your 1995 Annual Report to Stockholders and are incorporated herein by reference. Our audits also included the financial statement schedule of Interstate Power Company, listed in Item 14. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Davenport, Iowa

January 26, 1996